Exhibit 4.12

SUPPLEMENTAL INDENTURE, dated as of April 7, 2004 (this “Supplemental Indenture”), among VWR International, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, VWR International, Inc., a Pennsylvania corporation (the “Predecessor Company”), and the Trustee have heretofore become parties to an Indenture, dated as of April 7, 2004 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 6 7/8% Senior Notes due 2012 of the Company (the “Notes”);

WHEREAS, the Company is the successor by merger to the Predecessor Company and Section 501 of the Indenture contemplates that the Company will execute and deliver to the Trustee a supplemental indenture pursuant to which the Company shall expressly assume all the obligations of the Company under the Notes and this Indenture;

WHEREAS, the Company desires to enter into such supplemental indenture for good and valuable consideration; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.  Assumption.  The Company hereby expressly assumes and agrees promptly to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by the Predecessor Company under the Indenture and the Notes.  The Company hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Notes and agrees that it shall be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of the Predecessor Company, as the predecessor Company, under the Indenture and the Notes.

3.  Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

4.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

5.  Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

6.  Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

VWR INTERNATIONAL, INC.

By:	/s/ STEPHEN KUNST
Name: Stephen Kunst
Title: Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ JOSEPH P. O'DONNELL
Name: Joseph P. O'Donnell
Title: Assistant Vice President